Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by LifeSci Acquisition II Corp. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of LifeSci Acquisition II Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: July 27, 2021	/s/ John W. Hubbard
John W. Hubbard